PRESS RELEASE 9-07

Little Squaw Hits Rich Gold Placer Values at Chandalar

Spokane, WA — August 23, 2007 — Little Squaw Gold Mining Company’s (LITS:OTC.BB -- $0.79) (“Little Squaw” or “the Company”) aggressive 2007 placer gold drilling program is continuing at a rapid pace.  The program has now passed 10,700 feet in 68 boreholes on the highly promising placer gold prospect of the Little Squaw Creek drainage on the Company’s Chandalar, Alaska, mining property. The Company is pleased to announce that the program has generated exceptionally strong values for Line 4—a thick section of gravel “Pay Horizon”—up to $52.48 per cubic yard over 110 vertical feet.

Final sample reduction results for all 16 drill holes on Line 4 show the Pay Horizon to average 82 feet (27 yards) thick with an average recoverable gold value of $15.80 per cubic yard. The table below summarizes these drill hole sample results. Noteworthy, the east half of the line averages about 78 feet (26 yards) thick at $25.59 per cubic yard in contrast to the west half which averages about 86 feet (29 yards) thick at $6.93 per cubic yard.

This potentially economic Pay Horizon is an ancient fluvial fan deposit of stream gravels lying on schist bedrock, overlain by about 75 feet (25 yards) of glacial overburden (clay and cobbles) containing sparse gold values. The continuous five-foot sample intervals within the Pay Horizon range in value from $-0- to $880 per cubic yard. The drill holes are spaced about 50 feet apart along Line 4, crossways testing more than 800 feet (267 yards)—the width of the Pay Horizon. The Pay Horizon on Line 4 is open on both ends to further extension by additional drilling.

Substrate borehole samples are collected continuously every five feet and are processed via a sophisticated sample-reduction process that recovers the native gold contained in the drill cuttings. This process starts in the field and is finished in a laboratory, where mechanical gold separation is completed. The recovered gold is then weighed on an electronic scale accurate to a tenth of a milligram, and calculations are made to determine the content of gold in each cubic yard of gravel.

Initial field processing of drill samples from Line 3, located 500 feet downstream and to the north of Line 4, show comparable values over similar thicknesses. The next batch of results from the processing laboratory in Fairbanks is expected to include the final sample reduction numbers for all ten drill holes on Line 3. The total volume of the Pay Horizon over the drilled length of the placer deposit may range into the many millions of cubic yards.

The Company has retained the services of Jeffrey O. Keener, a well-recognized consulting geologist and placer mining specialist in Alaska, to help direct the placer evaluation drilling program and manage the drill sample reduction process. Mr. Keener remarked: “We knew there was a possibility of finding rich placer concentrations on Little Squaw Creek; however, we are learning that the paystreak is wider, thicker, and longer than previously known. I am very impressed with the magnitude of our discovery and feel that the mineral deposit has the potential to become a significant economic gold resource for Little Squaw Gold Mining Company.”

2007 Placer Drilling Program Reverse Circulation Drill Hole Summary Little Squaw Creek - Line 4 (800 feet long) As of August 22, 2007
Drill Hole	Bedrock	Glacial	Fluvial (Stream)	Pay Grade For	Pay Grade For	Pay Grade Includes
Number	Depth (ft)	Overburden	Gravel	Fluvial Gravel	Fluvial Gravel	Best Intercept
		Thickness (ft)	Thickness (ft)	($/bcy)	($/bcy)	Over $50.00/bcy	Comments
				CUT	UNCUT	UNCUT
East Half Of Line							East end of line 4
1East	85.0	45.0	40.0	$ 46.74	$ 46.74	20' @ $75.72/bcy	Includes 5' @ $158.57/bcy
1	115.0	63.0	52.0	$ 15.75	$ 15.75
2	136.0	76.0	60.0	$ 19.32	$ 19.32
3		45.0	abandoned
3B	149.0	51.0	98.0	$ 21.49	$ 21.49	40' @ $49.80/bcy	Includes 5' @ $121.30/bcy
4	150.0	78.0	72.0	$ 17.10	$ 17.37
5	157.0	72.0	85.0	$ 5.37	$ 5.37
6	175.0	65.0	110.0	$ 23.48	$ 52.48	25' @ $193.35/bcy	Includes 5' @ $821.38/bcy
7	188.0	83.0	105.0	$ 16.88	$ 23.63
Average =	144.4	66.6	77.8	$ 19.29	$ 25.59
Yards =	48.1	22.2	25.9

West Half Of Line
8	193.0	82.0	111.0	$ 1.81	$ 1.81
9	186.0	88.0	98.0	$ 4.50	$ 4.50	20' @ $51.67/bcy	Includes 5' @ $100.36/bcy
10	168.0	80.0	88.0	$ 2.30	$ 2.30	15' @ $49.75/bcy	Includes 5' @ $76.10/bcy
11	149.0	82.0	67.0	$ 7.72	$ 7.72	10' @ $75.08/bcy	Includes 5' @ $132.58/bcy
12	155.0	83.0	72.0	$ 6.29	$ 6.29	10' @ $70.42/bcy	Includes 5' @ $110.55/bcy
13	162.0	82.0	80.0	$ 28.86	$ 31.22	45' @ $119.66/bcy	Includes 5' @ $880.11/bcy
14	168.0	77.0	91.0	$ 3.03	$ 3.03
15	158.0	79.0	79.0	$ 2.12	$ 2.12
Average =	167.4	81.6	85.8	$ 6.66	$ 6.93		West end of line 4

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com  and encourages investors to visit it.

_______

Little Squaw Gold Mining is engaged in the business of precious-metals discovery. This endeavor carries certain risks that are commensurate with the potential rewards of such efforts. These risks cannot be quantified and should not be taken lightly. All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines. As forward-looking statements, these items represent the measured professional judgment of management. They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.